Exhibit 23.1

Rosenberg Rich Baker Berman, P.A.	www.rrbb.com

265 Davidson Avenue, Suite 210 ● Somerset, NJ 08873-4120 ● Phone 908-231-1000 ● Fax 908-231-6894

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vocodia Holdings Corp

Boca Raton, FL

We hereby consent to the inclusion in this Registration Statement on Form 10K/A of our report dated April 16, 2024, relating to the financial statements of Vocodia Holdings Corp for to the years ended December 31, 2023 and 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

June 17, 2025

“RRBB” is the brand name under which Rosenberg Rich Baker Berman, P.A. and RRBB Advisors, LLC, and its subsidiary entities, including CFO Financial Partners LLC, provide professional services. Rosenberg Rich Baker Berman, P.A. and RRBB Advisors, LLC (and its subsidiary entities) practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. Rosenberg Rich Baker Berman, P.A. is a licensed independent CPA firm that provides attest services to its clients, and RRBB Advisors, LLC, and its subsidiary entities provide tax and business consulting services to their clients. RRBB Advisors, LLC, and its subsidiary entities arc not licensed CPA firms.